Exhibit 99.1

Prothena Reports Third Quarter 2021 Financial Results and Business Highlights

•Net cash provided by operating and investing activities was $111.9 million in the third quarter and $114.8 million for the first nine months of 2021; Quarter-end cash and restricted cash position was $601.5 million
•Received $140 million from partner payments in third quarter from Novo Nordisk and Bristol Myers Squibb
•Announced two key executive appointments to support transition to a fully integrated biotechnology company

DUBLIN, Ireland, Nov. 4, 2021 -- Prothena Corporation plc (NASDAQ:PRTA), a late-stage clinical company with a robust pipeline of novel investigational therapeutics built on protein dysregulation expertise, today reported financial results for the third quarter and first nine months of 2021. In addition, the Company provided business highlights and updated 2021 financial guidance.

“Prothena made significant progress across our portfolio in the third quarter. We presented scientific findings highlighting two of our potentially best-in-class Alzheimer’s disease programs and advanced our ongoing confirmatory Phase 3 trial of birtamimab in Mayo Stage IV patients with AL amyloidosis. Additionally, we announced the acquisition of our ATTR amyloidosis program by Novo Nordisk and executed the U.S. license agreement for our anti-tau targeting clinical candidate, PRX005, with Bristol Myers Squibb. Our strategic collaborations have continued to deliver value, contributing $140 million in partner payments this quarter,” said Gene Kinney, Ph.D., President and Chief Executive Officer of Prothena. “As we look ahead, we will continue to focus on driving meaningful growth across our broad portfolio to deliver transformational treatments for patients.”

Third Quarter and Recent Business Highlights:

Birtamimab, a potential best-in-class amyloid depleter treatment for AL amyloidosis, is an investigational humanized monoclonal antibody designed to directly neutralize soluble toxic aggregates and promote clearance of amyloid that causes organ dysfunction and failure

•Confirmatory Phase 3 AFFIRM-AL study of birtamimab in Mayo Stage IV patients with AL amyloidosis is ongoing (NCT#04973137)

PRX004, a potential first-in-class treatment for ATTR amyloidosis, is a humanized monoclonal antibody designed to deplete the pathogenic, non-native forms of the TTR protein, and is being developed by Novo Nordisk for the treatment of ATTR cardiomyopathy

•Announced Novo Nordisk acquisition of ATTR amyloidosis business; Prothena is eligible to receive a total aggregate of up to $1.23 billion
•Received $60 million upfront payment from Novo Nordisk to date

PRX005, a potential best-in-class treatment for Alzheimer’s disease (AD), is an investigational antibody that specifically targets a key epitope within the microtubule binding region (MTBR) of tau, a protein implicated in diseases including AD, frontotemporal dementia (FTD), progressive supranuclear palsy (PSP), chronic traumatic encephalopathy (CTE), and other tauopathies. PRX005 is part of the global neuroscience research and development collaboration with Bristol Myers Squibb

•Received $80 million option payment from Bristol Myers Squibb for execution of U.S. license agreement

PRX012, a potential best-in-class treatment for AD, is an investigational high-potency monoclonal antibody targeting a key epitope at the N-terminus of amyloid beta (Aβ)

•Presented preclinical results at the Alzheimer’s Association International Conference® 2021 (AAIC®) demonstrating that PRX012 significantly cleared both pyroglutamate-modified and -unmodified Aβ plaque in post-mortem brain tissue of late-stage AD patients

Dual Aβ-tau vaccine, a potential first-in-class prevention and treatment for AD, is a dual-target vaccine targeting key epitopes within the Aβ and tau proteins to promote amyloid clearance and blockade of pathogenic tau

•AAIC presentation showcased preclinical data demonstrating that Prothena’s dual Aβ-tau vaccine generated appropriate and balanced antibody titers promoting both phagocytosis of Aβ plaque and blockade of tau transmission in vitro

Corporate

•In October, the Company announced two executive appointments to support its transition to a fully integrated biotechnology company. Chief Financial Officer Tran Nguyen was appointed to the additional and newly created role of Chief Strategy Officer and Brandon Smith was appointed the role of Chief Operating Officer.

Key Upcoming Milestones:

PRX004
•$40 million near-term clinical milestone payment from Novo Nordisk

PRX005
•Potential $55 million option payment from Bristol Myers Squibb for global rights at the end of the ongoing Phase 1 study

PRX012
•Investigational New Drug Application (IND) expected 1Q 2022

Dual Aβ-Tau vaccine
•IND expected 2023

Upcoming Investor Conferences

Members of the senior management team will present and participate in investor meetings at the following upcoming investor conferences:

•Stifel 2021 Virtual Healthcare Conference, November 16, 2021, at 2:00 PM ET
•Jefferies London Healthcare Conference, on demand presentations available starting November 18, 2021, at 8:00 AM GMT/3:00 AM ET
•Piper Sandler 33rd Annual Healthcare Conference, on demand presentations available starting November 22 at 10:00 AM ET

Third Quarter and First Nine Months of 2021 Financial Results and Updated 2021 Financial Guidance
For the third quarter and first nine months of 2021, Prothena reported a net income of $109.2 million and $100.2 million, respectively, as compared to a net loss of $30.6 million and $80.4 million for the third quarter and first nine months of 2020, respectively. Net income per share on a diluted basis for the third quarter of 2021 and first nine months of 2021, was $2.13 and $2.12, respectively, as compared to net loss per share of $0.77 and $2.02 for the third quarter and first nine months of 2020, respectively.
Prothena reported total revenue of $139.2 million and $199.4 million for the third quarter and first nine months of 2021, respectively. Revenue for the third quarter included collaboration revenue of $78.5 million from Bristol Meyer Squibb for the option exercise and US license for PRX005 and intellectual property revenue of $60.7 million from the sale of the intellectual property and related rights to the Company’s ATTR amyloidosis business and pipeline to Novo Nordisk. In addition to third quarter 2021 revenue, the first nine months revenue included collaboration revenue of $60 million in clinical milestone payment from Roche for dosing of first patient in the global Phase 2b PADOVA study for prasinezumab and license revenue from Roche. This compares to total revenue of $0.2 million and $0.5 million for the third quarter and first nine months of 2020, primarily from collaboration revenue from Roche.
Research and development (R&D) expenses totaled $18.0 million and $60.2 million for the third quarter and first nine months of 2021, respectively, as compared to $21.6 million and $54.1 million for the third quarter and first nine months of 2020, respectively. The decrease in R&D expense for the third quarter, compared to the same period in the prior year was primarily due to lower manufacturing costs primarily related to PRX005 and birtamimab programs, lower collaboration expenses related to the prasinezumab program with Roche as a result of the cost share opt-out exercised in May 2021; offset in part by higher personnel related expenses and higher clinical trial expenses primarily related to birtamimab AFFIRM-AL trial and PRX005 program. The increase for the first nine months of 2021, compared to the same period the prior year was primarily due to higher personnel expenses, higher clinical trial expense primarily related to birtamimab AFFIRM-AL trial and PRX005 program (offset in part by lower PRX004 clinical trial expense) and higher R&D consulting expenses; offset in part by lower collaboration expenses related to the prasinezumab program with Roche as a result of the cost share opt-out exercised in May 202l and lower manufacturing expenses primary related to PRX005 and birtamimab programs.
R&D expenses included non-cash share-based compensation expense of $2.5 million and $6.6 million for the third quarter and first nine months of 2021, respectively, as compared to $2.1 million and $6.2 million for the third quarter and first nine months of 2020, respectively.
General and administrative (G&A) expenses totaled $12.0 million and $34.1 million for the third quarter and first nine months of 2021, respectively, as compared to $9.4 million and $28.8 million for the third quarter and first nine months of 2020, respectively. The increase in G&A expenses for the third quarter and first nine months of 2021 compared to the same period in the prior year was primarily related to higher personnel expense, higher legal expenses, higher consulting and higher expense for our director and officer insurance premium. G&A expenses included non-cash share-based compensation expense of $3.6 million and $11.1 million for the third quarter and first nine months of 2021, respectively, as compared to $3.5 million and $10.6 million for the third quarter and first nine months of 2020, respectively.
Total non-cash share-based compensation expense was $6.1 million and $17.8 million for the third quarter and first nine months of 2021, respectively, as compared to $5.6 million and $16.8 million for the third quarter and first nine months of 2020.
As of September 30, 2021, Prothena had $601.5 million in cash, cash equivalents and restricted cash and no debt.
As of October 28, 2021, Prothena had approximately 46.6 million ordinary shares outstanding.

The Company continues to expect the full year 2021 net cash provided by operating and investing activities to be $85 to $95 million. The Company is updating its projected year end cash balance to approximately $575 million in cash, cash equivalents and restricted cash (midpoint) (versus prior guidance of $491 million) to include net financing proceeds received in the third quarter of 2021. The estimated full year 2021 net cash provided by operating and investing activities is primarily driven by an estimated net income of $50 to $60 million, which includes an estimated $25 million of non-cash share-based compensation expense.

PROTHENA CORPORATION PLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - amounts in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Collaboration revenue	$78,480	$157	$138,661	$443
Revenue from license and intellectual property	60,694	—	60,744	50
Total revenue	139,174	157	199,405	493
Operating expenses:
Research and development	17,992	21,605	60,226	54,124
General and administrative	11,955	9,398	34,112	28,795
Total operating expenses	29,947	31,003	94,338	82,919
Income (loss) from operations	109,227	(30,846)	105,067	(82,426)
Other income (expense), net	(31)	54	(50)	1,362
Income (loss) before income taxes	109,196	(30,792)	105,017	(81,064)
Provision for (benefit from) income taxes	(51)	(215)	4,863	(636)
Net income (loss)	$109,247	$(30,577)	$100,154	$(80,428)
Basic net income (loss) per ordinary share	$2.39	$(0.77)	$2.31	$(2.02)
Diluted net income (loss) per ordinary share	$2.13	$(0.77)	$2.12	$(2.02)
Shares used to compute basic net income (loss) per share	45,626	39,917	43,422	39,912
Shares used to compute diluted net income (loss) per share	51,205	39,917	47,196	39,912

PROTHENA CORPORATION PLC
CONSOLIDATED BALANCE SHEETS
(unaudited - amounts in thousands)

	September 30,	December 31,
	2021	2020
Assets
Cash and cash equivalents	$600,098	$295,380
Accounts receivable	79	15
Prepaid expenses and other current assets	7,353	2,537
Restricted cash, current	—	1,352
Total current assets	607,530	299,284
Property and equipment, net	1,944	2,551
Operating lease right-of-use assets	13,567	17,811
Restricted cash, non-current	1,352	1,352
Other non-current assets	8,311	11,977
Total non-current assets	25,174	33,691
Total assets	$632,704	$332,975
Liabilities and Shareholders’ Equity
Accrued research and development	5,315	9,044
Deferred revenue, current	7,205	—
Lease liability, current	5,831	5,512
Other current liabilities	10,850	11,292
Total current liabilities	29,201	25,848
Deferred revenue, non current	104,557	110,242
Lease liability, non-current	7,922	12,326
Other non-current liabilities	553	553
Total non-current liabilities	113,032	123,121
Total liabilities	142,233	148,969
Total shareholders’ equity	490,471	184,006
Total liabilities and shareholders’ equity	$632,704	$332,975

About Prothena

Prothena Corporation plc is a late-stage clinical company with a robust pipeline of novel investigational therapeutics built on protein dysregulation expertise with the potential to change the course of devastating rare peripheral amyloid and neurodegenerative diseases. Fueled by its deep scientific expertise built over decades of research, Prothena is advancing a pipeline of therapeutic candidates for a number of indications and novel targets for which its ability to integrate scientific insights around neurological dysfunction and the biology of misfolded proteins can be leveraged. Prothena’s pipeline includes both wholly-owned and partnered programs being developed for the potential treatment of diseases including AL amyloidosis, ATTR amyloidosis, Alzheimer’s disease, Parkinson’s disease and a number of other neurodegenerative diseases. For more information, please visit the Company’s website at www.prothena.com and follow the Company on Twitter @ProthenaCorp.

Forward-looking Statements

This press release contains forward-looking statements. These statements relate to, among other things, the sufficiency of our cash position to fund advancement of a broad pipeline; the treatment potential, designs, and proposed mechanisms of action of birtamimab, prasinezumab, PRX004, PRX005, PRX012 and our dual Aβ-tau vaccine; plans for future clinical studies of birtamimab, prasinezumab, PRX004, PRX005, PRX012 and our dual Aβ-tau vaccine; amounts we might receive under our strategic collaborations with Roche, Bristol Myers Squibb and Novo Nordisk; our anticipated net cash burn from operating and investing activities for 2021 and expected cash balance at the end of 2021; and our estimated net loss and non-cash share-based compensation expense for 2021. These statements are based on estimates, projections and assumptions that may prove not to be accurate, and actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors, including but not limited to those described in the “Risk Factors” sections of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 4, 2021, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the SEC. We undertake no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events, or changes in our expectations.

Media and Investors:
Jennifer Zibuda, Director, Investor Relations & Communications
650-837-8535, jennifer.zibuda@prothena.com